[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                 A Stock Company

Home Office                                           Customer Service Center
300 Atlantic Street                                 [1290 Silas Deane Highway
Stamford, CT 06901                                     Wethersfield, CT 06109
                                                              1-877-TEL-SAGE]


PLEASE READ THIS CONTRACT CAREFULLY. This group contract is a legal contract between the Contractholder and Sage Life Assurance of America, Inc. The Contractholder has the rights described in the Contract. The Owner and Annuitant are named in each Certificate. We will make Income Payments beginning on the Income Date shown in each Certificate if the Annuitant is living on that date.

RIGHT TO EXAMINE A CERTIFICATE:
Each Owner may return his or her Certificate to us or the agent who sold it to the Owner within 10 days after receipt of it (the Free Look Period). When we receive the returned Certificate, we will promptly refund to the Owner his or her Account Value plus any charges shown in the Schedule that we have deducted from such Account Value on or before the date the returned Certificate was received by us less the dollar amount of any Investment Credits as defined in this Certificate, or if required by the law of the Owner's state, the initial purchase payment (minus any withdrawals).


All payments and values, when based on the investment experience of the Variable Account, may increase or decrease, depending on investment results and are not guaranteed as to dollar amount. All payments and values based on the Fixed Account may be subject to a Market Value Adjustment, the operation of which may cause such payments and values to increase or decrease.

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                 President & CEO

              GROUP FLEXIBLE PAYMENT DEFERRED COMBINATION FIXED AND
                            VARIABLE ANNUITY CONTRACT
                   Surrender Values while the Owner is living
                          and prior to the Income Date
                          Income Payments begin on the
                                   Income Date
                                Nonparticipating


DVA(MGC)-2001B


                                TABLE OF CONTENTS


SCHEDULE...................................................................3A


DEFINITIONS.................................................................4


MAKING PURCHASE PAYMENTS....................................................6


VARIABLE ACCOUNT............................................................6


FIXED ACCOUNT...............................................................8


TRANSFERS AMONG ACCOUNTS...................................................10


SURRENDERING, OR WITHDRAWING PART OF THE ACCOUNT VALUE.....................10


CHARGES...................................................................10


OWNER, ANNUITANT AND BENEFICIARY...........................................11


DEATH BENEFITS.............................................................11


GENERAL PROVISIONS.........................................................13


ANNUITY INCOME BENEFITS....................................................14

                                    SCHEDULE


 Group Contract No.:  [123456789]                    Effective Date:  [1/1/2001]

      Contractholder:  [ABC Trust]


      Issued In:       Illinois (and subject to its
                       laws)





This Schedule sets forth additional information that relates to the provisions in this Group Contract with the corresponding headings.

MAKING PURCHASE PAYMENTS
The Designated Sub-Account is the [Money Market Sub-Account].

No purchase payment, whether initial or additional, may be allocated such that any Sub-Account would have a value less than [$250].

Additional purchase payments are subject to the following limits:

1. [Non-qualified plan: Additional purchase payments may be made until the earlier of the year in which the Owner attains age [90] or the year in which the Annuitant attains age [90].]

     [Qualified plan: Additional purchase payments may be made until the year in which the Owner attains age [70 1/2], except rollover contributions may be made until the year in which the Owner attains age [90].]

2.   The minimum additional purchase payment we will accept is [$250].

3. Our prior approval is required before the Owner makes a purchase payment that causes the Account Value of all annuities that the Owner maintains with us to exceed [$1,000,000].

INVESTMENT CREDITS

Cumulative Purchase Payments During Certificate Year [1]               Investment Credit Percentage
----------------------------------------------------------------       ----------------------------
[LESS THAN $50,000                                                              3.0%
MORE THAN $49,999.99 BUT LESS THAN $500,000                                     4.0%
MORE THAN 499,999.99                                                            5.0%]

[The crediting of the investment credit for the initial purchase payment, and for any purchase payments made during the Free Look Period, will be made at the end of the Free Look Period. Solely for this purpose of crediting the investment credit, the Free Look Period is deemed to end 15 days after the Certificate Date.]

OR

[The crediting of the Owner's investment credit for the initial purchase payment, and for any additional purchase payments will be made at the same time the Owner's purchase payment is allocated to the Sub-Accounts.]

If the Owner makes an additional purchase payment during Certificate Year [1] that increases the Owner's cumulative purchase payments to a higher breakpoint, we will credit an additional investment credit to the Owner's Account Value. For each previous purchase payment made during Certificate Year [1] we calculate this amount by subtracting (b) from (a), and then multiplying by (c), where:

(a) the investment credit percentage based upon cumulative purchase payments to date, but not beyond Certificate Year [1];

(b) the sum of the investment credit percentages previously credited to a purchase payment made during Certificate Year [1]; and

(c)  the corresponding purchase payment made during Certificate year [1].

Each investment credit will be allocated to the same Sub-Accounts and in the same proportion as the purchase payment just made.

The investment credit is not considered to be a purchase payment. Surrender charges will not be assessed on the investment credit. Investment credits are also not considered to be investment in the contract (basis) for tax purposes.

VARIABLE ACCOUNT
The Variable Account for a Certificate is [The Sage Variable Annuity Account A]. [It is a unit investment trust variable account.]

FIXED ACCOUNT
The Fixed Account for a Certificate is [The Sage Fixed Interest Account A.]

The Minimum Guaranteed Interest Rate is [3%].

The Minimum Deferral Interest Rate is [3%].

Index Rate: [The Index Rate is the U.S. Treasury Constant Maturity Series as reported in Federal Reserve Bulletin Release H.15. We currently base the Index Rate for a calendar week on the reported rate for the preceding calendar week. We reserve the right to set it less frequently but in no event less often than monthly.]



TRANSFERS AMONG ACCOUNTS
The minimum amount that can be transferred is [$100]. However, if less remains in a Sub-Account, that amount may be transferred. If a transfer request would reduce the Account Value remaining in a Sub-Account below [$100], we will treat the transfer request as a request to transfer the entire amount.

We reserve the right to limit, upon notice, the maximum number of transfers the Owner may make to [one] per calendar month or [12] per Certificate Year.

After the Income Date, we reserve the right to:

1. disallow transfers from the Fixed Account to the Variable Account, or from the Variable Account to the Fixed Account; and

2. limit the maximum number of transfers between Variable Sub-Accounts to [1] per Certificate Year.

SURRENDERING, OR WITHDRAWING PART OF THE ACCOUNT VALUE The Free Withdrawal Amount is the greater of (a) and (b) where:

(a) is the excess of [10%] of the total purchase payments over 100% of all prior withdrawals (including any associated surrender charge and Market Value Adjustment incurred) in that Certificate Year; and

(b) is the excess of the Account Value on the date of withdrawal over the unliquidated purchase payments.

[Any amount in (a) not used in a Certificate Year may not be carried forward to future Certificate Years.]

The minimum amount that can be withdrawn is [$100]. If a withdrawal request would reduce the Account Value remaining in a Sub-Account below [$100], we will treat the withdrawal request as a request to withdraw the entire amount.

If a requested withdrawal would reduce the Account Value below [$2,000], we reserve the right to treat the request as a withdrawal of only the excess over [$2,000].

Unless the Owner specifies otherwise, we will make withdrawals [proportionately from all Sub-Accounts in which the Owner is invested.]

CHARGES
Surrender Charge - A surrender charge may be imposed upon surrender of this Certificate or when an Excess Withdrawal is made. The surrender charge is applied as follows:

                                                   Maximum
            Certificate                       Surrender Charge
                Year                             Percentage
                ----                             ----------
                 [1                                 8.5%
                 2                                  8.5%
                 3                                  8.5%
                 4                                   7%
                 5                                   5%
                 6                                   3%
                 7                                   1%
                  8+                                 0%]

Transfer Charge - We reserve the right to charge a maximum of [$25] for each transfer after the [12th] in a Certificate Year. Each request is considered to be one transfer regardless of the number of Sub-Accounts affected by the transfer. The transfer charge will be deducted proportionately from all Sub-Accounts from which the transfer is made.

Administration Charge - [$40] a year. This charge is incurred at the beginning of each Certificate Year and deducted on each Certificate Anniversary or upon surrender. The charge will be waived:

1.       if the Account Value is at least [$50,000] at the time of deduction; or

2.       beginning on and after the [8th] Certificate Anniversary.

Purchase Payment Tax Charge - The amount of any state and local taxes levied by any governmental entity on purchase payments may be deducted from the Account Value when such taxes are incurred. We reserve the right to defer the collection of this charge and deduct it against the Owner's Account Value on the surrender of a Certificate, or Excess Withdrawal, or application of the Account Value to provide income payments.

Asset-Based Charges - We deduct asset-based charges to compensate us for assuming mortality and expense risks, and certain administrative expenses. We deduct the asset-based charges below from the assets in each Variable Sub-Account on a daily basis. The maximum charges are:

         Certificate Years                              Annual Charge                   Daily Charge
         -----------------                              -------------                   ------------
         Certificate Years 1-7                            [1.60%]                        [.004418%]
         Certificate Years 8+                             [1.40%]                        [.003862%]

Charge Deduction Rules - Unless otherwise specified above, charges are deducted from the Account Value [proportionately from all Sub-Accounts in which the Owner is invested.]

DEATH BENEFIT
The Death Benefit is the greater(est) of the following:

[(a) the Account Value determined as of the day we receive proof of death; or

(b)  100% of the sum of all purchase  payments  made to a  Certificate,  reduced
     proportionately   by  any  prior  withdrawals   (including  any  associated
     surrender charge and Market Value Adjustment incurred); or

(c) Highest Anniversary Value: The Highest Anniversary Value is equal to the greatest anniversary value attained from the following: Upon our receipt of proof of death, we calculate an anniversary value for each Certificate
     Anniversary before the Owner's death excluding, however, Certificate Anniversaries that come [before the [8th] Certificate Anniversary and those that come] after the Owner attains age [85] . An anniversary value is equal to the Account Value on a Certificate Anniversary, increased by the dollar amount of any purchase payments made since that Certificate Anniversary and reduced for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred) taken since that Certificate Anniversary. The reduction will be made in proportion to the reduction in the Account Value that results from a withdrawal. If a Certificate is continued pursuant to the Certificate Continuation Option, the calculation of the Highest Anniversary Value will exclude all anniversary values for Certificate Anniversaries prior to the date the surviving spouse becomes the new Owner.]


ANNUITY INCOME BENEFITS

If the Owner has not chosen an income plan, [Life Annuity with 10 Years Certain] will automatically apply.

The Maximum Income Date is the first day of the first calendar month following the Annuitant's [95th] birthday.

We reserve the right to require that the Income Date be at least [2 years] after the Certificate Date.

The minimum amount that can be applied under any Variable or Fixed Income Annuity is [$5,000].

The minimum income payment is [$100].

We currently allow assumed investment rates of [2.5%] and [6%]. If the Owner does not specify one of these rates when the Owner chooses an income plan, the assumed investment rate will be [2.5%].

Values for other ages, and for other payment periods, joint life combinations, or assumed investment rates that we offer (Tables below show the minimum income values and are based on 2.5% interest and the Annuity 2000 Mortality Tables) are available on request. Monthly income payments are shown for each $1,000 applied.



                                       Income Table for a Fixed Period



                         Monthly                                 Monthly                                 Monthly
         Fixed Period    Income              Fixed Period        Income          Fixed Period            Income
           of Years      Payment               of Years          Payment           of Years              Payment
         --------------  ---------           ------------        --------        -------------           ----------
                                                11                $8.66               21                 $5.09
                                                12                 8.03               22                  4.91
                                                13                 7.50               23                  4.75
                                                14                 7.05               24                  4.61
            5              17.73                15                 6.65               25                  4.47
            6              14.96                16                 6.31               26                  4.35
            7              12.98                17                 6.01               27                  4.23
            8              11.49                18                 5.74               28                  4.13
            9              10.34                19                 5.50               29                  4.03
           10               9.41                20                 5.29               30                  3.94


                              Income Table for Life

                                       Male/Female                  Male/Female                  Male/Female
             Age                        Life Only                10 Years Certain             20 Years Certain
             ---                        ---------                ----------------             ----------------

             50                        3.81 / 3.55                 $3.78 / 3.54                 $3.68 / 3.49
             55                        4.20 / 3.89                  4.15 / 3.86                  3.98 / 3.77
             60                        4.72 / 4.33                  4.62 / 4.28                  4.31 / 4.10
             65                        5.43 / 4.93                  5.24 / 4.83                  4.64 / 4.47
             70                        6.42 / 5.76                  5.99 / 5.54                  4.93 / 4.82
             75                        7.79 / 6.99                  6.86 / 6.44                  5.13 / 5.08
             80                        9.70 / 8.80                  7.74 / 7.45                  5.24 / 5.22
             85                      12.38 / 11.52                  8.49 / 8.35                  5.28 / 5.27


RIDERS

[Guaranteed Minimum Income Benefit Rider

o On the Income Date, we will calculate an anniversary value for each Certificate Anniversary on or before the Income Date, excluding, however, Certificate Anniversaries that come after the Owner attains age [80] or before the Effective Date of this Rider.

o The Income Date must be on a Certificate Anniversary or the 30 days that follow and must be:

(a)      at least [7] years after the Effective Date of this Rider; and
(b)      after the Annuitant has attained age [60].

o    The maximum charge for this rider is: Annual [0.20]%; Monthly [0.0166]%]

[Enhanced Guaranteed Minimum Income Benefit Rider

o On the Certificate Date, the Roll-Up Benefit Value is equal to the Initial Purchase Payment. Thereafter, we calculate interest on the Roll-Up Benefit Value for the current Valuation Period, but not after the Owner attains age [80] at the effective annual interest rate of [3]%.

o The Roll-Up Benefit Value Maximum: [two times the total purchase payments, reduced proportionately for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred)].

o On the Income Date, we calculate an anniversary value for each Certificate Anniversary on or before the Income Date, excluding, however, Certificate Anniversaries that come after the Owner attains age [80], or before the Effective Date of this Rider.

o The Income Date must be on a Certificate Anniversary or the 30 days that follow and must be:

(a)      at least [10] years after the Effective Date of this Rider; and
(b)      after the Annuitant has attained age [60].

o    The maximum charge for this rider is: Annual [0.45]%; Monthly [0.0375]%]

[Enhanced Guaranteed Minimum Death Benefit Rider

o On the Income Date, we will calculate an anniversary value for each Certificate Anniversary on or before the Income Date, excluding, however, Certificate Anniversaries that come after the Owner attains age [80] or before the Effective Date of this Rider.

o    The maximum charge for this rider is: Annual [0.10]%; Monthly [0.0083]%]

[Earnings Enhancement Death Benefit Rider

         {For issue ages 0-69}

o    The Benefit Rate is: [40]%

o Maximum Benefit Amount is the Benefit Rate, shown above, multiplied by [250]%, then multiplied by the difference between the Net Purchase Amount and any purchase payments made in the 12 months prior to the Covered Person's death.]


         OR

         {For issue ages 70-80}

o    The Benefit Rate is: [25]%

o Maximum Benefit Amount is the Benefit Rate, shown above, multiplied by [100]%, then multiplied by the difference between the Net Purchase Amount and any purchase payments made in the 12 months prior to the Covered Person's death.]

o    The maximum charge for this rider is: Annual [0.25]%; Monthly [0.0208]%


[Accidental Death Benefit Rider

o    The maximum Accidental Death Benefit is [$100,000].

o    The maximum charge for this rider is: Annual [0.05]%; Monthly [0.0041]%]

[Waiver of Surrender Charge Rider]





DEFINITIONS
--------------------------------------------------------------------------------

"Account Value" is the entire amount we hold under this Certificate for the Owner before the Income Date. It is equal to the sum of the Variable Account Value and the Fixed Account Value.

"Accumulation Unit" is the unit of measure we use before the Income Date to keep track of the value of each Variable Sub-Account.

"Annuitant" is the natural person whose age determines the Maximum Income Date and the amount and duration of income payments involving life contingencies. The Annuitant may also be the person to whom any payment will be made starting on the Income Date. The Annuitant's name appears in the Certificate Schedule.

"Beneficiary" is the person or persons to whom we pay a death benefit if any Owner dies prior to the Income Date.

"Certificate Date" is the date the Certificate is issued at our Customer Service Center. The Certificate Date is shown in the Certificate Schedule. While a Certificate is in force, every anniversary of the Certificate Date is a Certificate Anniversary, and each and every consecutive twelve-month period beginning on the Certificate Date and each Certificate Anniversary is a Certificate Year.

"Contingent Annuitant" is the natural person who becomes the Annuitant if the Annuitant dies prior to the Income Date.

"Contingent Beneficiary" is the person that becomes the Beneficiary if the named Beneficiary dies prior to the Income Date.

"Customer Service Center" is where we provide service to the Owner. The mailing address and telephone number of the Customer Service Center are shown on the first page of a Certificate.

"Excess Withdrawal" is a withdrawal of Account Value that exceeds the Free Withdrawal Amount. This term may not apply to all Certificates.

"Expiration Date" is the last day in a Guarantee Period.

"Fixed Account" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred.

"Fixed Account Value" is the sum of the value of each Fixed Sub-Account on any particular day.

A "Fixed Sub-Account" is established when purchase payments are invested or amounts are transferred to the Fixed Account. The value of each Fixed Sub-Account is equal to the amount invested, increased by interest and reduced by any withdrawals or transfers from, or charges assessed against the Fixed Sub-Account.

"Free Withdrawal Amount" is the maximum amount that can be withdrawn in a Certificate Year without being subject to a surrender charge. This amount is described in the Schedule. This term may not apply to all Certificates.

"General Account" consists of all our assets other than those held in any separate investment accounts.

"Guaranteed Interest Rate" is the effective annual interest rate we will credit for a specified Guarantee Period. The Guaranteed Interest Rate will never be less than the minimum shown in the Schedule.

"Guarantee Period" is a period of years for which a specified effective annual interest rate is guaranteed by us. Interest is credited daily at a rate to yield the declared annual Guaranteed Interest Rate.

"Home Office" is our main office. The mailing address is shown on the first page of this Certificate.

"Income Date" is the date when income payments under this Certificate commence. This date is shown in the Schedule.

"Income Unit" is the unit of measure we use to calculate the amount of income payments under the Variable Income Annuity.

"Investment Credit" is a percentage of the Owner's purchase payment that we may add to the Owner's Account Value. It is subject to the rules shown in the Schedule. This term may not be applicable to all Certificates.

"Market Value Adjustment" is a positive or negative adjustment that may apply to surrender, withdrawals, transfers and amounts applied to an income plan, from a Fixed Sub-Account before the end of a Guarantee Period.

"Net Asset Value" is the price of one share of an investment portfolio.

"Owner" is the Owner of the Certificate. The Owner's name appears on the Certificate Schedule. The Owner is entitled to exercise all rights under his or her Certificate. However, if the Owner designates an irrevocable beneficiary, the Owner may need that beneficiary's consent before he or she may exercise the Owner's rights under the Certificate. The death of any Owner before the Income Date initiates payment of the death benefit unless the Certificate is continued under the Certificate Continuation Option.

"Satisfactory Notice" is a notice or request authorized by the Owner, in a form satisfactory to us, received at our Customer Service Center.

"Sub-Account" includes both Variable Sub-Accounts and Fixed Sub-Accounts, unless the context indicates otherwise.

"Surrender Value" is the amount the Owner receives upon surrender of his or her Certificate before the Income Date. It is the Owner's Account Value, plus or minus any applicable Market Value Adjustment, and less any applicable surrender charges or other charges shown in the Schedule.

"Valuation Date" is the date at the end of a Valuation Period when each Variable Sub-Account is valued.

"Valuation Period" is the period between one calculation of an Accumulation Unit value and the next calculation. Normally, we calculate Accumulation Units daily when the New York Stock Exchange is open for trading and we are open for business. We can delay this calculation if an emergency exists, making disposal or fair valuation of assets in the Variable Account not reasonably practicable, or the Securities and Exchange Commission (SEC) permits the delay. We may change when we calculate the Accumulation Unit value by giving the Owner 30 days notice, or such notice as may be required by law.

"Variable Account" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred. The Variable Account is shown in the Schedule.

"Variable Account Value" is the sum of the value of each Variable Sub-Account on a Valuation Date.

"Variable Sub-Account" is a division of the Variable Account that invests in shares of a particular investment portfolio. The value of a Variable Sub-Account is determined by multiplying (a) times (b) where:

(a) equals the number of Accumulation Units held in the Variable Sub-Account;
    and

(b)      equals the value of the Accumulation Unit for the Variable Sub-Account.

"We", "us" or "our" is Sage Life Assurance of America, Inc.

MAKING PURCHASE PAYMENTS
--------------------------------------------------------------------------------

Initial Purchase Payment - The Owner must make the initial purchase payment in order to put a Certificate in force. The amount of the Owner's initial purchase payment is shown in the Certificate Schedule.

Additional Purchase Payments - After the initial purchase payment, additional purchase payments may be made at any time while a Certificate is in force and before the Income Date. The amount of any additional purchase payments may vary but are subject to limits described in the Schedule.

Allocation of Purchase Payments Among the Variable and Fixed Accounts - Subject to limits described in the Schedule, the Owner tells us how to allocate the Owner's purchase payment, less any applicable taxes, by notifying us of the
Owner's choices. The Owner specified how to allocate the Owner's initial purchase payment in the Owner's application for a Certificate. Initial purchase payments allocated to the Fixed Account will be invested in Fixed Sub-Accounts with the Guarantee Periods that the Owner specified in the Owner's application. We may, however, require that an initial purchase payment allocated to a Variable Sub-Account be invested in the Designated Sub-Account shown in the Schedule during the Free Look Period. At the end of the Free Look Period, if the Owner's initial purchase payment was allocated to the Designated Sub-Account by us, we will transfer the value of the Designated Sub-Account to the Sub-Account(s) the Owner specified in the Owner's application. For the purpose of processing transfers from the Designated Sub-Account, the Free Look Period will end 15 days after the Certificate Date.

Subject to our rules, the Owner may tell us how to allocate any additional purchase payments. If the Owner does not tell us, they will be allocated in the same manner as the Owner's most recent purchase payment.

Cancellation of Certificate - If the Owner has not made a purchase payment for more than [2] years and the Owner's Account Value is less than [$2,000] on a Certificate Anniversary, we may cancel a Certificate and pay the Owner the Surrender Value as though the Owner had made a full withdrawal. We will send the Owner written notice at the Owner's address of record. The Owner will be allowed 61 days from the date we mail the Owner the notice to submit an additional purchase payment to us in an amount not less than the difference between [$2,000] and the Account Value on the last Certificate Anniversary. The additional purchase payment is subject to the limits and minimums shown in the Schedule.


VARIABLE ACCOUNT
--------------------------------------------------------------------------------

Variable Account - A variable account is an investment account we maintain separate from our General Account and any other separate investment accounts we may have. We own the assets in a variable account. A variable account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of a variable account.

A variable account may invest in mutual funds, unit investment trusts and other investment portfolios. Such a variable account is treated as a unit investment trust under Federal securities laws and is registered with the SEC under the Investment Company Act of 1940.

We may offer certain series or variable accounts that may not be registered with the SEC under the Securities Act of 1933. Any such series or variable account, if offered, will be described in the applicable offering document.

The Variable Account for a Certificate is shown in the Certificate Schedule. The laws of our state of domicile govern this Variable Account.

Variable Sub-Accounts - A unit investment trust variable account includes variable sub-accounts, each investing in a designated investment portfolio. The sub-accounts and the investment portfolios in which they invest are specified in the prospectus or offering document. Income, gains or losses, realized and unrealized from assets in each variable sub-account are credited to or charged against that variable sub-account without regard to other income, gains or losses in the other sub-accounts or our other income, gains or losses.

Changes Within the Variable Account - We may, from time to time, make additional Variable Sub-Accounts available to the Owner. These Sub-Accounts will invest in investment portfolios we find suitable for the Group Contract. We also have the right to eliminate Sub-Accounts, to combine two or more Sub-Accounts or to substitute a new investment portfolio for the portfolio in which a Sub-Account invests. Such an action may become necessary if, in our judgment, a portfolio or Sub-Account no longer suits the purposes of the Group Contract. This may happen due to a change in laws or regulations, or a change in a portfolio's or Sub-Account's investment objectives or restrictions, or because the portfolio or Sub-Account is no longer available for investment, or for some other reason. We will get prior approval from the insurance department of our state of domicile before taking such action. If required, this approval process will be on file with the insurance department of the jurisdiction in which the Group Contract is delivered. We will also get any required approval from the SEC and any other required approvals before taking such an action.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Sub-Accounts that we determine to be associated with the class of Group Contracts to which the Group Contract belongs, to another variable account or variable sub-account.

When permitted by law, we reserve the right to:

1.   Deregister the Variable Account under the Investment Company Act of 1940;

2. Operate the Variable Account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;

3. Operate the Variable Account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a Managed Separate Account;

4. Restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

5.   Combine the Variable Account with other separate investment accounts; and

6.   Combine a Variable Sub-Account with another Variable Sub-Account.

If any actions we take result in a material change in the underlying investments of a Variable Sub-Account in which an Owner is invested, we will notify the Owner of the change. The Owner may then choose a new Sub-Account.

Accumulation Units - We keep track of the value of each of the Owner's Variable Sub-Accounts by crediting the Owner with Accumulation Units for each Sub-Account. The number of Accumulation Units credited to the Owner for each Sub-Account is determined by dividing (a) by (b) where:

(a)  is the dollar amount allocated to that Sub-Account; and

(b) is the value of the Accumulation Unit for that Sub-Account for the Valuation Date on which the purchase payment or transferred amount is invested in that Sub-Account.

Accumulation Units will be adjusted for any transfers and will be canceled on payment of a death benefit, a withdrawal, a surrender, the application of Account Value to an income plan on the Income Date, or assessment of charges shown in the Schedule (other than the asset-based charges) based on their value for the Valuation Period in which the transaction occurs.

Value of Accumulation Units - The Accumulation Unit value for any Valuation Period is determined by multiplying (a) by (b) where:

(a) is the Accumulation Unit value for the immediately preceding Valuation Period; and

(b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined.

The value of an Accumulation Unit may increase, decrease or remain the same from one Valuation Period to the next.

Net Investment Factor - The net investment factor for a Variable Sub-Account is an index that measures the investment performance of that Sub-Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) where:

         (a)  is the net result of:

(i) the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the current Valuation Period; plus

(ii) the per share amount of any dividend or capital gains distribution made by that investment portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; and plus or minus

(iii)a per share charge or credit for any taxes reserved for, which is determined by us to have resulted from the operations of that Sub-Account;

(b) is the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the immediately preceding Valuation Period; and

(c) is the daily asset-based charge shown in the Schedule (adjusted for the number of days in the Valuation Period).

The net investment factor may be more or less than, or equal to, one.


FIXED ACCOUNT
--------------------------------------------------------------------------------

Fixed Account - The Fixed Account is a separate investment account under state insurance law. It is maintained separate from our General Account and separate from any other separate investment account that we may have. We own the assets in the Fixed Account. Notwithstanding the foregoing, our obligations under (and the values and benefits under) the Fixed Account option of a Certificate do not vary as a function of the investment performance of the Fixed Account. Owners and Beneficiaries with rights under a Certificate do not participate in the investment gains or losses of the assets of the Fixed Account. Such gains or losses accrue solely to us. We retain the risk that the value of the assets in the Fixed Account may fall below the reserves and other liabilities that we must maintain in connection with our obligations under the Fixed Account option of a Certificate. In such event, we will transfer assets from our General Account to the Fixed Account to make up the difference. The Fixed Account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of the Fixed Account. The Fixed Account is not required to be registered with the SEC as an investment company under the Investment Company Act of 1940. The Fixed Account for this Certificate is shown in the Schedule.

Fixed Sub-Account - We will establish a separate Fixed Sub-Account for the Owner each time the Owner allocates amounts to the Fixed Account. Amounts invested in these Fixed Sub-Accounts earn interest at the Guaranteed Interest Rate in effect on the date the amounts are allocated.

Guarantee Periods - Each Fixed Sub-Account is guaranteed an interest rate for a period we refer to as a Guarantee Period. The Guaranteed Interest Rate for a Fixed Sub-Account is effective for the entire Guarantee Period. The length of a Guarantee Period is measured from the end of the calendar month in which the amount is allocated to the Fixed Sub-Account. The last day of the Guarantee Period is its Expiration Date. Surrender, or withdrawals or transfers from all or part of a Fixed Sub-Account, and amounts applied to an income plan, made prior to the Expiration Date of a Guarantee Period may be subject to a Market Value Adjustment.

We will notify the Owner at least thirty days prior to an Expiration Date of the Owner's options for renewal, which include:

1. electing a new Guarantee Period from among those then offered by us, but excluding any that extend beyond the Owner's Income Date; or

2. transferring the value of the Fixed Sub-Account to one or more Variable Sub-Accounts.

If we do not receive Satisfactory Notice prior to the Expiration Date, we will transfer the value of the expiring Fixed Sub-Account to a Fixed Sub-Account with the same Guarantee Period, but not longer than 5 years, nor extending beyond the Owner's Income Date. The transfer will be effective as of the Expiration Date of the previous Guarantee Period.

Guaranteed Interest Rates - Periodically, we will declare Guaranteed Interest Rates for then available Guarantee Periods. These rates will be guaranteed for the duration of the respective Guarantee Periods. Guaranteed Interest Rates will never be less than the Minimum Guaranteed Interest Rate shown in the Schedule.

Market Value Adjustment - A Market Value Adjustment may be applied to surrender, withdrawals, transfers or amounts applied to an income plan when taken from a Fixed Sub-Account other than during the thirty-day period prior to its Expiration Date. A Market Value Adjustment is applied separately to each Fixed Sub-Account.

A Market Value Adjustment is determined by multiplying the amount surrendered, withdrawn, transferred or applied to an income plan by the following factor:

                          [(1+I)/(1+J+.0025)]N/365 -- 1

Where:

o I is the Index Rate for a maturity equal to the Fixed Sub-Account's Guarantee Period;

o J is the Index Rate for a maturity equal to the time remaining (rounded up to the next full year) in the Fixed Sub-Account's Guarantee Period; and

o N is the remaining number of days in the Guarantee Period at the time of calculation.

If there is no Index Rate for the maturity needed to calculate I or J, straight line interpolation between the Index Rate of the next highest and next lowest maturities will be used to determine that Index Rate. If the maturity is one year or less, we will use the Index Rate for a one-year maturity.

Market Value Adjustments will be applied as follows:

1. For a surrender, withdrawal, transfer or amount applied to an income plan, the Market Value Adjustment will be calculated on the total amount that must be surrendered, withdrawn, transferred or applied to an income plan in order to provide the amount requested.

2. If the Market Value Adjustment is negative, it is deducted from any remaining value in the Fixed Sub-Account or amount surrendered. Any remaining Market Value Adjustment is deducted from the amount withdrawn, transferred or applied to an income plan.

3. If the Market Value Adjustment is positive, it is added to any remaining value in the Fixed Sub-Account or amount surrendered. If the full amount of the Fixed Sub-Account is withdrawn, transferred or applied to an income plan, the Market Value Adjustment is added to the amount withdrawn, transferred or applied to an income plan.

TRANSFERS AMONG ACCOUNTS
--------------------------------------------------------------------------------

Prior to the Income Date and while the Annuitant is living, the Owner may transfer Account Value among Sub-Accounts. Certain restrictions may apply during the Free Look Period. To make a transfer, the Owner must give us Satisfactory Notice. The Owner's transfer request must clearly state the Sub-Accounts from which and to which transfers are to be made. Transfers generally take effect when we receive the notice. The number of free transfers that we allow each Certificate Year is shown in the Charges section of the Schedule. Restrictions on transfers are shown in the Schedule. A transfer from a Fixed Sub-Account may be subject to a Market Value Adjustment. In addition to the restrictions on transfers shown in the Schedule, we also may restrict transfers:

o If any of the Sub-Accounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Sub-Account invests; or

o If the transfer results in more than one trade involving the same Sub-Account within a 30-day period; or

o If the transfer would adversely affect Accumulation Unit values (which may occur if the transfer would affect one percent or more of the relevant Fund's total assets).

Where permitted by law, we may accept the Owner's authorization of third party transfers on the Owner's behalf. We may restrict the Sub-Accounts that will be available to the Owner for transfers of purchase payments during any period in which the Owner authorizes such third party to act on the Owner's behalf. We will give the Owner prior notice of any such restrictions. However, we will not enforce such restrictions if the Owner provides us with satisfactory evidence that (i) such third party has been appointed by a court of competent jurisdiction to act on the Owner's behalf, or (ii) such third party has been appointed by the Owner to act on the Owner's behalf for all of the Owner's financial affairs.

SURRENDERING, OR WITHDRAWING PART OF THE ACCOUNT VALUE
--------------------------------------------------------------------------------

Prior to the Income Date and while the Annuitant is living, the Owner may withdraw all or part of the Owner's Account Value by giving us Satisfactory Notice. The minimum withdrawal is shown in the Schedule.

If the Owner requests a surrender, we will terminate the Certificate and pay the Owner the Surrender Value. Unless specified otherwise, we will make partial withdrawals as described in the Schedule. Surrender and withdrawals generally take effect on the date we receive Satisfactory Notice.

If the Owner makes a withdrawal from a Certificate in excess of the Free Withdrawal Amount described in the Schedule, a surrender charge may be assessed. Surrender charges are described in the Schedule. A withdrawal from the Fixed Account may also be subject to a Market Value Adjustment.

Excess Withdrawals - If a partial withdrawal is made for an amount greater than the Free Withdrawal Amount, a surrender charge may be applicable.

In a partial withdrawal, the surrender charge is deducted from the Account Value remaining after the Owner is paid the amount requested. The amount requested from a Sub-Account may not exceed the value of that Sub-Account less any applicable surrender charge. In a complete withdrawal (or surrender of a Certificate), it is deducted from the amount otherwise payable.


CHARGES
--------------------------------------------------------------------------------
The types and amounts of charges and when and how they are deducted are described in the Schedule. Charges under this Group Contract and the Certificates may be reduced or eliminated when certain sales or administration of the Group Contract result in savings or reduction of expenses and/or risks.


OWNER, ANNUITANT AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner - The Owner has the rights and options described in this Group Contract, including but not limited to the right to receive income payments beginning on the Income Date. One or more people may own a Certificate.

The Annuitant - Unless another Annuitant is shown in the Schedule, the Owner is also the Annuitant. The Owner may name a Contingent Annuitant. The Owner will be the Contingent Annuitant unless the Owner names someone else. If there are joint Owners, we will treat the youngest Owner as the Contingent Annuitant, unless the Owner elects otherwise.

If the Owner is not the Annuitant and the Annuitant dies before the Income Date, the Contingent Annuitant becomes the Annuitant. If the Annuitant dies and no Contingent Annuitant has been named, we will allow the Owner sixty days to designate someone other than himself or herself as Annuitant.

The Beneficiary - Upon the death of an Owner, we pay the death benefit to the person named as primary Beneficiary in the application. If the primary Beneficiary dies before the Owner, the death benefit is paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death benefit to the Owner's estate. Until such time as the death benefit is paid, we consider the Beneficiary or estate, as the case may be, to be the Owner. If there are joint Owners, the surviving Owner is treated as the primary Beneficiary, and any other designated Beneficiary is treated as a Contingent Beneficiary, unless otherwise indicated.

One or more persons may be named as primary Beneficiary or Contingent Beneficiary. We will assume any death benefit is to be paid in equal shares to the multiple surviving Beneficiaries unless the Owner specifies otherwise.

The Owner has the right to change Beneficiaries. However, if the Owner designates the primary Beneficiary as irrevocable, the Owner may need the consent of that irrevocable Beneficiary to exercise the rights and options under a Certificate.

Change of Owner, Beneficiary or Annuitant - During the Owner's lifetime and while a Certificate is in force the Owner can transfer ownership of a Certificate or change the Beneficiary, or change the Annuitant. (However, the Annuitant cannot be changed (a) if there is no Owner who is a natural person, or
(b) after the Income Date.) To make any of these changes, the Owner must send us Satisfactory Notice. If accepted, any change in Owner, Beneficiary or Annuitant will take effect on the date the Owner signed the notice. Any of these changes will not affect any payment made or action taken by us before our acceptance. A change of Owner may be a taxable event and may also affect the amount of death benefit payable under a Certificate.


DEATH BENEFITS
--------------------------------------------------------------------------------

Death Benefit Before the Income Date - If any Owner dies before the Income Date, we will pay the Beneficiary the death benefit shown in the Schedule.

In addition, we will pay the Beneficiary any rider benefits that become due upon the death of the Owner. For the purposes of the provisions entitled "Required Distributions of Proceeds on the Death of the Owner" and "Proof of Death," any rider benefits payable will be considered part of the "Death Benefit."

Multiple Owners - If there are multiple Owners, the age of the oldest Owner will be used to determine the death benefit.

Death Benefit When No Natural Owners - If there is no Owner who is a natural person, we will treat the Annuitant as Owner for the purpose of paying the death benefit and any rider benefits, and the Annuitant's age will determine the death benefit payable to the Beneficiary.

Required Distribution of Proceeds on the Death of the Owner - The three sub-sections that follow are required to qualify a Certificate as an annuity contract under Section 72(s) of the Internal Revenue Code of 1986, as amended. Where the terms of these three sub-sections are in conflict with any other sections or sub-sections of a Certificate, these three sub-sections will control. We reserve the right to amend or administer the Group Contract and any Certificate as necessary to comply with the applicable tax requirements. These three sub-sections and each Certificate will be construed so that they comply with the applicable tax requirements.

Death Benefit Options Before Income Date - In the event any Owner dies before the Income Date, the death benefit may be taken in one sum, in which case that Certificate will terminate. Such sum shall be paid within five years of the Owner's death unless one of the options for continuation of the Certificate below is elected by the person entitled to make that election. Unless transferred to the Fixed Account, the death benefit amount in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will continue to be subject to investment risk. This risk is borne by the Beneficiary.

Certificate Continuation Option - If the death benefit is not taken in one sum immediately, the Certificate will continue subject to the following provisions:

1. If there are joint Owners, the surviving Owner becomes the new Owner. Otherwise, the Beneficiary becomes the new Owner.

2. Unless specified otherwise, any excess of the death benefit over the Account Value will be allocated to and among the Variable and Fixed Accounts in proportion to their values as of the date on which the death benefit is determined. We will establish a new Fixed Sub-Account for any allocation to the Fixed Account based on the Guarantee Period the Owner then elects.

3. If the new Owner is not the deceased Owner's spouse, no additional purchase payments may be applied to a Certificate after the death of the deceased Owner and the entire interest in a Certificate must be distributed under one of the following options:

a. The entire interest in the Certificate must be distributed over the life of the new Owner, or over a period not extending beyond the life expectancy of the new Owner, with distributions beginning within one year of the deceased Owner's death; or

b. The entire interest in the Certificate must be distributed within 5 years of the deceased Owner's death.

4. If the new Owner is the deceased Owner's spouse, the Certificate will continue according to its terms and conditions with the surviving spouse as the new Owner. The death benefit that would otherwise be paid in a lump sum will become the Account Value as of the Business Day we receive proof of death. The surviving spouse may make additional purchase payments. The surviving spouse may also name a new Beneficiary and choose a new Income Date. If no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary. Upon the death of the surviving spouse before the Income Date, the death benefit will be determined as provided in the provision entitled, "Death Benefit Before the Income Date." For this purpose only, item (b) of the "Death Benefit" shown in the Schedule is initially set equal to the Account Value as of the Business Day we receive proof of death. The entire interest in a Certificate must be distributed to the new Beneficiary in accordance with the provisions of 3.a. or 3.b. above.

If  there  is  more  than  one  Beneficiary,   the  foregoing   provisions  will
independently apply to each Beneficiary.

Death Benefit On or After the Income Date - If any Owner dies on or after the Income Date but before the time the entire interest in a Certificate has been distributed, the remaining portion will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

If income payments have been selected based on an income plan providing for payments for a guaranteed period, and the Annuitant dies on or after the Income Date, we will continue to make the remaining guaranteed payments as rapidly as under the method of distribution being used as of the date of the Annuitant's death.

Proof of Death - Proof of death must be received at our Customer Service Center before we will pay any death benefit or allow any person other than the Owner to exercise rights under a Certificate. We will accept one of the following items:

1.   An original certified copy of an official death certificate; or

2. An original certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.   Any other proof satisfactory to us.


GENERAL PROVISIONS
--------------------------------------------------------------------------------

Entire Contract - This Group Contract including any attached riders, endorsements, amendments, and the application of the Contractholder constitutes the entire contract between the Contractholder and us. All statements made by the Contractholder, or any Owner will be deemed representations and not warranties.

Assignment - The Owner may assign a Certificate at any time prior to the Income Date. No assignment will be binding on us unless we receive Satisfactory Notice. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment. An assignment may be a taxable event.

Claims of Creditors - To the extent permitted by law, no benefits payable under a Certificate will be subject to the claims of the Owner's, the Beneficiary's, or the Annuitant's creditors.

Misstatement and Proof of Age, Sex or Survival - We may require proof of age, sex or survival of any person upon whose age, sex or survival any payments depend. If the age or sex of the Annuitant has been misstated, or if the age of the Owner has been misstated, the benefits will be those that the Account Value applied would have provided for the correct age and sex. If we have made incorrect income payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future income payments.

No Dividends Payable - This Group Contract is non-participating and does not share in any distribution of our surplus. We will not pay any dividends.

Incontestability - This Group Contract is incontestable from its Effective Date. A Certificate is incontestable from its Certificate Date.

Required Reports - We will furnish a report to the Owner as often as required by law, but at least once each Certificate Year before the Income Date. The report will show the number of Accumulation Units credited to each Variable Sub-Account in which the Owner is invested and the corresponding Accumulation Unit value as of the date of the report. It will also show the Owner's Fixed Account Value.

Mortality and Expenses - Our actual mortality and expense experience will not affect the amount of any income payments or any other values under a Certificate.

Taxes Based Upon Purchase Payment or Value - If there is a law or change in law assessing taxes against us based upon purchase payments or value of a Certificate, we reserve the right to charge the Owner and all similarly situated Owners proportionately for that tax. This would include a tax based upon our realized net capital gains in the Variable Sub-Accounts and on earnings in the Fixed Account, on which we are not currently taxed.

Payments We May Defer - We may not be able to determine the value of the assets of the Variable Sub-Accounts because:

1.       The New York Stock Exchange is closed for trading;
2.       The SEC determines that a state of emergency exists;
3. An order or pronouncement of the SEC permits a delay for the protection of Owners; or
4. The check used to pay the purchase payment has not cleared through the banking system. This may take up to 15 days.

If this happens, we may delay:

1.       Determination and payment of the Surrender Value or any withdrawal;
2. Determination and payment of any death benefit if death occurs before the Income Date;
3.       Transfers of the Account Value; or
4.       Application of the Account Value under an income plan.


We reserve the right to delay payment of amounts from the Fixed Account for up to six months. If deferred 30 days or more, the amount deferred will earn interest at a rate not less than the Minimum Deferral Interest Rate shown in the Fixed Account section of the Schedule.

Authority to Make Agreements - All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, can change the terms of this Group Contract or a Certificate or make any agreement binding on us. However, we can, with the agreement of the Group Contractholder, make changes to the Group Contract and a Certificate without an Owner's consent.

Required Note on Our Computations - We have filed a detailed statement of our computations with the insurance supervisory officials in the appropriate jurisdictions. The values are not less than those required by the laws of those states or jurisdictions. Any benefit provided by an attached rider will not increase these values unless otherwise stated in that rider.

Certificates - We will furnish Certificates to the Owners. Each Certificate will summarize provisions of the Group Contract affecting an individual Owner.

Facts Relating to Coverage - At any reasonable time we will have the right to inspect any records of the Contractholder and plan sponsor which relate to this Group Contract.

Discontinuance of Group Contract - This Group Contract may be discontinued by us or the Contractholder. The party who initiates the discontinuance will send a notice to each Owner of record, at his or her last known address, at least 15 days prior to the date of discontinuance. No new Owners will be accepted and no additional purchase payments will be accepted on or after the date the notice of the discontinuance is received or sent by us, whichever is applicable.


ANNUITY INCOME BENEFITS
--------------------------------------------------------------------------------

Choosing an Income Date and Income Plan - On the Income Date, if the Annuitant is alive and a Certificate is in force, income payments will begin under the income plan the Owner has chosen. If the Owner has not chosen an income plan, the option shown in the Schedule will automatically apply. If the Owner has not selected an Income Date, the Maximum Income Date shown in the Schedule will automatically apply.

The Owner may choose or change an income plan or the Income Date by giving us Satisfactory Notice at least 30 days before the Income Date. However, any Income Date must meet the restrictions described in the Schedule.

Once income payments have begun, we reserve the right to disallow further changes without our prior approval.

Minimum Amounts - If the amount available to apply under any variable or fixed option is less than the minimum amount shown in the Schedule, we reserve the right to pay such amount in a lump sum in lieu of the payment otherwise provided for.

Income payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by giving us Satisfactory Notice at least 30 days before the Income Date. However, if at any time the payment becomes less than the minimum income payment shown in the Schedule, we reserve the right to reduce the frequency of payment to an interval that results in each payment being at least equal to the minimum income payment. In no event will the interval be less frequent than annual.

Allocation of Annuity - At the time the Owner elects the income plan, the Owner may also elect to have the Account Value applied to provide a Variable Income Annuity, a Fixed Income Annuity, or a combination of both. Unless the Owner specifies otherwise, we will provide either variable or fixed, or a combination of variable and fixed income payments in proportion to the Sub-Accounts in which the Owner is invested as of a date not more than [5] Valuation Days before the due date of the first income payment. If any applicable purchase payment taxes are then due us, we will also deduct them proportionately.

VARIABLE INCOME ANNUITY

Amount of First Variable Payment - The Income Tables shown in the Schedule are used to determine the first monthly variable income payment for an assumed investment rate of 2.5%. The Income Tables show the dollar amount of the first monthly variable income payment that can be purchased with each $1,000 applied. The assumed investment rates we currently allow are shown on the Schedule.

Value of Income Units - The Income Unit value for any Valuation Period is determined by multiplying (a) by (b), and then dividing by (c) where:

(a)  is the Income Unit value for the immediately preceding Valuation Period;

(b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined; and

(c) is the daily equivalent of the assumed investment rate for the number of days in the Valuation Period.

The value of an Income Unit may increase, decrease or remain the same from one Valuation Period to the next.

Number of Income Units - We determine the number of Income Units in each Variable Sub-Account by dividing the first monthly variable income payment attributable to that Sub-Account by its Income Unit value as of a date not more than [5] Valuation Days before the due date of the first variable income payment.

Amount of Second and Subsequent Variable Payments - The dollar amount of the second and subsequent variable income payments may change with the investment performance of the Variable Sub-Accounts. The total amount of each variable income payment will be equal to the sum of the variable income payments in each Variable Sub-Account. The dollar amount of each payment for a Variable Sub-Account is determined by multiplying the number of Income Units by the Income Unit value for the Variable Sub-Account for the Valuation Period which ends on a consistently applied date not more than [5] Valuation Days before the payment is due.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in our expenses or mortality experience.

Exchange of Income Units - After the Income Date, if there is an exchange of value of a designated number of Income Units of particular Variable Sub-Accounts into other Income Units, the value will be such that the dollar amount of income payment made on the date of exchange would be unaffected by the exchange.

FIXED INCOME ANNUITY

A Fixed Income Annuity is an annuity with income payments that remain fixed as to dollar amount throughout the payment period. The Income Tables shown in the Schedule are used to determine the monthly fixed income payment. The Income Tables show the dollar amount of the monthly fixed income payment that can be purchased with each $1,000 applied.

INCOME PLANS

The following is a list of income plans we guarantee to make available.

Income Plan 1. Life Annuity - An annuity payable during the lifetime of the Annuitant and terminating with the last payment preceding the death of the Annuitant.

Income Plan 2. Life Annuity with 10 or 20 Years Certain - An annuity payable during the lifetime of the Annuitant with the provision that payments will be made for a minimum of 10 or 20 years, as elected. If the Annuitant dies during the period certain elected, the Owner may elect to receive the commuted value of the remaining variable income payments in a single sum. The commuted value will be determined by discounting the remaining payments at the assumed investment rate used for the Income Plan.

Income Plan 3. Joint and Last Survivor Annuity - An annuity payable during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Income Plan 4. Payments for a Specified Period Certain - An amount payable for the number of years selected which may be from 5 to 30 years. The Owner may elect to receive the commuted value of the remaining variable income payments in a single sum. The commuted value will be determined by discounting the remaining payments at the assumed investment rate used for the Income Plan.

Income Plan 5. Annuity Plan - An amount can be used to purchase any single premium annuity we offer on the Income Date for which the Owner and the Annuitant are eligible.


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              GROUP FLEXIBLE PAYMENT DEFERRED COMBINATION FIXED AND
                            VARIABLE ANNUITY CONTRACT
                   Surrender Values while the Owner is living
                          and prior to the Income Date
                          Income Payments begin on the
                                   Income Date
                                Nonparticipating